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[LOGO OF AGL RESOURCES]


                                                                    Exhibit 99.1
FOR IMMEDIATE RELEASE
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                           INVESTOR CONTACT:  Melanie Platt:   404-584-3420
                                              Joe Heffron:     404-584-3427
                              MEDIA CONTACT:  Nick Gold:       404-584-3457

       AGL RESOURCES PARTNERS WITH THREE COMPANIES TO CREATE US PROPANE
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                One of the top ten in nation propane operations

ATLANTA, GEORGIA, February 16, 2000 -- AGL Resources Inc. (NYSE: ATG) announced today that it will participate in a joint venture to combine its propane operations with the propane operations of Atmos Energy Corporation (NYSE: ATO), Dallas, TX; Piedmont Natural Gas Company (NYSE: PNY), Charlotte, NC; and TECO Energy (NYSE: TE), Tampa, FL. The combined entity, which will be called US Propane, will be among the 10 largest propane retailers in the nation with approximately 200,000 customers and operations in Alabama, Georgia, South Carolina, Florida, Kentucky, North Carolina and Tennessee. The transaction is subject to regulatory approval for one of the proposed venturers and other customary conditions. The transaction is expected to be completed by May 1.

"This new business partnership for AGL Resources provides us with an important opportunity for our propane division to broaden its market strength as well as achieve its three primary goals: growth for the business unit, enhancing customer service and improving profitability overall," said Walter M. Higgins, Chairman and CEO, AGL Resources. "This is a win-win new business venture for all four companies. Not only will shareholders benefit through the increased size of the new company; customers will ultimately be the big winners."

A nationwide search for the company's chief executive officer and chief financial officer is currently underway. It is anticipated that the company's headquarters will be located in Nashville, Tennessee.

This press release contains forward-looking statements, which are subject to inherent uncertainties in predicting future results and conditions. Certain factors that could cause actual results to differ materially from those projected in these forward-looking statements include the ability to: complete successfully the joint venture transaction; integrate effectively the different operations; recruit qualified personnel, including a CEO; compete successfully against established national and regional propane operations; and effect the transactions that will contribute to the growth of the business.

AGL Resources Inc. of Atlanta, Georgia, is a regional energy holding company with operations in the Southeast. Atlanta Gas Light Company, the largest natural gas distributor in the Southeast and the company's primary subsidiary, provides delivery service to 1.5 million customers in Georgia and Chattanooga, Tennessee. Although natural gas distribution is AGL Resources' core business, it also is engaged in other energy-related businesses, including retail energy marketing and customer care services for energy marketers.